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                                                                    EXHIBIT 23.7

         CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Board of Directors
International Speedway Corporation
1801 West International Speedway Boulevard
Daytona Beach, Florida 32114

     We hereby consent to the use of our opinion letter dated May 10, 1999, to the Board of Directors of Penske Motorsports, Inc. ("Penske Motorsports"), included as Annex D to the Joint Proxy Statement/Prospectus which forms a part of the Registration on Form S-4 relating to the proposed merger of Penske Motorsports with and into 88 Corp., a wholly-owned subsidiary of International Speedway Corporation, and to the references therein to Merrill Lynch, Pierce, Fenner & Smith Incorporated under the captions "Summary -- Opinions of Financial Advisors," "The Merger -- Background of the Merger," "The Merger -- Reasons for the Merger; Recommendations of the Board of Directors," and "The Merger -- Opinions of Financial Advisors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                          INCORPORATED

                                          By: /s/ FRANK A. RUPERTS
                                            ------------------------------------
                                              Frank A. Ruperts

New York, New York
June 21, 1999